Coty Reports In Line Q1 Results, with Q2 Sales Tracking Toward the More Favorable End of Prior Guidance; Expects a Return to Growth in 2H FY26

BOSS Bottled Beyond Success and Fragrance Mist Expansion Reinforce Global Fragrance & Scenting Leadership
Executional Improvements Driving Q1 U.S. Prestige Fragrance Sell-Out In Line with Market
“All In to Win” Program Continues to Deliver Efficiency, Agility and Cost Discipline
Building Performance Improvement Plan for Consumer Beauty While Progressing with Strategic Review

NEW YORK - November 5, 2025-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the first quarter of fiscal year 2026, ended September 30, 2025. Coty delivered Q1 in line with expectations, with Q2 sales tracking toward the more favorable end of prior guidance. Coty's strengthening execution particularly in the U.S. market, combined with strategic initiatives and market-leading fragrance innovations, reinforces the Company’s confidence in returning to profitable sales growth in H2 FY26 and beyond.

“Coty’s strategic progress is accelerating as we elevate Coty as a Prestige beauty company with an emphasis on fragrances and scenting across price points, complemented by capabilities in prestige cosmetics and skincare,” said Sue Nabi, CEO of Coty. “In line with our recent strategic announcements, over the coming years we will concentrate investment behind our portfolio brands with the greatest long-term potential, while also building and elevating our newly added licenses and brands. By integrating Prestige Beauty and Mass Fragrances; unlocking material opportunities in ultra-premium fragrances, mists and broader scenting; and implementing a performance improvement plan for our Consumer Beauty brands while pursuing our strategic review of Consumer Beauty Cosmetics and Brazil, we will ensure that Coty realizes the full value of its scale as a fragrance and scenting powerhouse. This will further strengthen our Top 3 position in global fragrances.

“Following recent changes, Coty’s underlying business trends are already improving, in line to slightly ahead of our expectations, particularly in Prestige. In Q1, our U.S. Prestige fragrance sell-out grew by a mid-to-high single digit percentage, in line with the market, and we expect the U.S. Prestige business to return to both sales and sell-out growth in Q2.

“We continue to build on our multi-year track record of leading fragrance innovations. BOSS Bottled Beyond is currently on track to be the #2 male fragrance launch of the fall in Europe, the #1 male launch by volume in Germany, and the #1 male SKU in Australia, and is unlocking a significant untapped opportunity for Hugo Boss in the U.S. market, where the brand historically had limited presence. We have also expanded into new scenting adjacencies across price points, including our ultra-premium collections, which grew 17% on a reported basis in Q1. Coty also unlocked material adjacencies with mist launches under Calvin Klein, Kylie Cosmetics, philosophy, adidas and Nautica, with results confirming that fragrance mists boost brand sales while delivering strong margins. Finally, we are seeing positive early results on internally developed scenting projects, such as the Arabian fragrance collection Jawhara, which has launched on Amazon in the U.S. as well as several retailers across Europe.

“We see tremendous potential to accelerate this momentum, driven by a pipeline of new brand launches and innovations, market-leading e-commerce, and globally scaled brick & mortar presence. This includes fragrance launches under Swarovski, Etro and Marni planned within the next two years, and Prestige cosmetics innovations such as makeup under Marc Jacobs Beauty on track to launch in 2026. This multi-pronged approach has underpinned our success in nurturing and elevating our core designer brands in the last six years, with Burberry, Hugo Boss, Gucci, Chloe and Marc Jacobs all materially higher than 2019.

“As a result, we expect Q2 sales to be at the more favorable end of our previous guidance, with a return to sales and profit growth in the second half of FY26.”

RESULTS AT A GLANCE

	Three Months Ended September 30, 2025
(in millions, except per share data)		Change YoY
COTY, INC.		Reported Basis	(LFL)(a)
Net revenues	$1,577.2	(6%)	(8%)
Operating income - reported	185.0	(22%)
Net income attributable to common shareholders - reported **	64.6	(19%)
Operating income - adjusted*	240.5	(21%)
Net income attributable to common shareholders - adjusted* **	106.0	(17%)
EBITDA - adjusted	296.1	(18%)
EPS attributable to common shareholders (diluted) - reported	$0.07	(22%)
EPS attributable to common shareholders (diluted) - adjusted*	$0.12	(20%)
(a) LFL results for the three months ended September 30, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Three Months Ended September 30, 2025, Summary Results

For the three months ended September 30, 2025, compared to the three months ended September 30, 2024:

•Net revenue of $1,577.2 million decreased 6% on a reported basis and included a 2% benefit from FX. On a LFL basis, net revenue declined 8%.
•Prestige net revenue of $1,069.5 million, representing 68% of the Company's total sales, decreased 4% on a reported basis and 6% on a LFL basis, even as the Company's Prestige sell-out was positive in the first quarter.
•Consumer Beauty net revenue of $507.7 million, representing 32% of the Company's total sales, decreased 9% on a reported basis and 11% on a LFL basis.
•Reported and adjusted gross margin of 64.5% decreased 100 basis points year-over-year.
•Reported operating income of $185.0 million declined from reported operating income of $237.8 million in the prior year, resulting in a reported operating margin of 11.7%.
•Adjusted operating income of $240.5 million declined 21%. The adjusted operating margin of 15.2%, reflected a 300 basis point decline.
•Reported net income of $64.6 million decreased from net income of $79.6 million in the prior year. The reported net income margin was 4.1%.
•Reported EPS of $0.07 decreased from $0.09 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.03.
•Adjusted EPS of $0.12 declined from adjusted EPS of $0.15 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.03.
•Adjusted EBITDA of $296.1 million decreased 18% year-over-year. The adjusted EBITDA margin of 18.8% reflected a 270 basis point decline.
•Cash flow from operating activities was $65.2 million and free cash flow totaled $11.2 million.

At quarter-end, total debt was $4,069.3 million, while financial net debt was $3,804.7 million. This resulted in a total debt to net income ratio of 11.1x and a financial leverage ratio (net debt to adjusted EBITDA) of 3.7x. The Company’s 25.8% retained stake in Wella was valued at $1,003.0 million.

Strategic Updates:

•Coty continues to operate Gucci Beauty under its current agreement, with a focus now on optimizing the brand during its remaining term.
•The prestige fragrance category grew at a mid-single-digit percentage in Q1, roughly in line with the previous quarter.
•In the U.S., Coty made positive progress, closing the gap between the Company's U.S. prestige fragrance sell-out and the overall U.S. prestige fragrance market from an approximately 5-point gap in 4Q25 to full alignment with the market in 1Q26.

•During the quarter, the Company announced plans to more closely integrate its Prestige Beauty and Mass Fragrance businesses, reaffirming its commitment to its heritage and core strengths as a fragrance powerhouse. This strategic shift is designed to drive sustainable, profitable growth and accelerate value creation.
•In parallel, Coty initiated a comprehensive strategic review of its mass color cosmetics business generating approximately $1.2 billion in sales and its Brazil business contributing close to $400 million in sales in FY25, to unlock its full potential. Gordon von Bretten rejoined Coty as President of Consumer Beauty with an end-to-end mandate and has appointed a leadership team focused on driving innovation, strengthening brand equity, and enhancing consumer engagement, all aimed at driving significant operational improvement.
•Coty saw solid e-commerce sell-out growth in both Prestige and Consumer Beauty in Q1, while sales were lower due to trade inventory reduction. E-commerce accounts for approximately 20% of the Company's sales and Coty saw e-commerce penetration gains in the quarter. Building on its strong multi-year partnership with Amazon, this summer, the Company added Marc Jacobs to Amazon’s Premium Beauty Marketplace.
•The Company delivered strong retail sales results in China, with its Prestige business sell-out growing 15% in Q1, more than double the growth of the underlying market, supported by outperformance across prestige fragrances, makeup and skincare.
•Coty continued to advance its sustainability agenda. This quarter, Coty published its first sustainability report pursuant to the EU Corporate Sustainability Reporting Directive (CSRD), reinforcing transparency and data integrity for sustainability information. Key achievements include a 16% reduction in water withdrawal in the first year since the Company set a 25% reduction target by 2030, 100% RSPO-certified palm oil and 99% FSC-certified folding boxes for Coty's products, opening the first multi-brand sustainability hub in Travel Retail, and launching an online ingredients resource for consumers. These milestones underscore Coty’s ongoing commitment to advancing sustainability across its business.
•Coty is currently actively pursuing the monetization of Wella, as part of its key objective to deleverage.

Pipeline for FY26 and Beyond:

Prestige Plans
•Currently launching new blockbuster BOSS Bottled Beyond fragrance globally, coupled with the relaunch and distribution extension of the Hugo Boss brand into the U.S. market
•Multi-brand push into the rapidly growing and high-margin fragrance mist category, including recent launches of hair & body mists under Calvin Klein, philosophy, and Kylie Cosmetics, with additional launches planned
•Major launch under another flagship Coty brand planned in the second half of FY26
•Coty-developed ultra-premium fragrances under the Etro brand, launching in CY26, with a repromotion of Etro Nectar already underway
•Makeup under Marc Jacobs Beauty expected to debut in CY26
•Swarovski fragrance targeted to launch in CY27

Consumer Beauty Plans
•Launching new innovations under key mass fragrance brands, including adidas, Nautica, Vera Wang and bruno banani
•Rolling out new in-house developed fragrance lines, including the Jawhara collection, launching in European markets such as Germany, and on Amazon in the U.S., with additional launches planned across other key retailers
•Expanded into scenting adjacencies, including recent launches of hair & body mists under adidas Vibes, Nautica and Jawhara
•Focusing on transforming its mass color cosmetics business to improve operations and profitability, while pursuing a strategic review
•Evaluating its distinct Brazil business
•Fueling awareness and demand through high-performing channels including Amazon and TikTok shop

Outlook
Consumer demand for beauty continues to be solid, particularly for fragrances across price points and formats. At the same time, broader macroeconomic and tariff uncertainty is fueling cautious retailer ordering and a more promotional competitive environment. Against this backdrop, Coty is launching major innovations, capturing new growth opportunities with a multi-brand push into ultra premium fragrances and fragrance mists, and expanding distribution across fragrances. In parallel, the Company continues to progress on right-sizing retailer inventories to current demand trends to drive alignment between sell-in and sell-out.

Consistent with its prior outlook, Coty expects a gradual improvement in sales trends over the course of FY26 from the 4Q25 LFL levels, when the Company actively intervened to clean up the baseline of the business. With strong sales delivery in the month of October, particularly in Prestige, Coty expects Q2 LFL sales to be at the more favorable end of prior guidance of a LFL decline of -3% to -5%, with sequential trend improvement in both Prestige and Consumer Beauty. On the reported revenue side, Coty estimates a low-to-mid-single-digit percentage FX benefit in Q2. The Company continues to expect LFL sales to return to growth in 2H26, as sell-in and sell-out reach alignment, and supported by several key launches in Prestige, as well as more favorable comparisons.

Coty continues to expect a gradual profit trend improvement, with adjusted EBITDA declining by a low-to-mid teens percentage in 2Q26, consistent with its prior guidance. The Company also expects to return to adjusted EBITDA growth in 2H26, targeting $1 billion in adjusted EBITDA in FY26. While this outlook implies very strong year-over-year expansion in 2H26 adjusted EBITDA, this is primarily a function of prior year comparisons, with an implied low-single-digit growth in 2H26 adjusted EBITDA on a 2-year basis.

Coty expects Q2 adjusted EPS, excluding the equity swap, of $0.18 to $0.21, bringing the 1H26 adjusted EPS to $0.33 to $0.36, consistent with prior guidance. The Company continues to expect 2H26 adjusted EPS to return to growth.

The Company continues to expect seasonally strong free cash flow in 1H26 of over $350 million, resulting in leverage at the end of CY25 approximately in line with the 4Q25 level of ~3.5x, reflecting the lower adjusted EBITDA and FX headwinds from the Euro-denominated debt. The Company remains fully focused on deleveraging over CY26 and beyond, targeting an investment grade profile, and is actively pursuing the monetization of Wella.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•1Q26 reported net revenue of $1,577.2 million decreased 6% year-over-year, which reflected a 9% decrease in Consumer Beauty reported net revenue and a 4% decrease in Prestige reported net revenue partially offset by a 2% benefit from FX. On a LFL basis, net revenue declined 8% reflecting an 11% decline in Consumer Beauty and a 6% decrease in Prestige.

Gross Margin:
•1Q26 reported and adjusted gross margin of 64.5% decreased 100 basis points year-over-year, which reflects lower sales as well as a 40 basis point headwind from tariffs.

Reported Profit:
•1Q26 reported operating income of $185.0 million decreased from $237.8 million in the prior year driven by lower sales and gross profit. 1Q26 reported operating margin was 11.7% down from 14.2% in the prior year.
•1Q26 reported net income of $64.6 million decreased from $79.6 million in the prior year. Reported net income included a $26.5 million negative impact from the mark-to-market on the equity swap, compared with a $32.3 million negative impact from the mark-to-market on the equity swap in the prior year quarter. 1Q26 reported net income margin was 4.1%, declined 70 basis points from 4.8% in the prior year.
•1Q26 reported EPS of $0.07 decreased from $0.09 in the prior year. 1Q26 reported EPS included a negative impact from the equity swap mark-to-market of $0.03, compared with a $0.03 impact from equity swap mark-to-market in the prior year quarter.

Adjusted Profit:
•1Q26 adjusted operating income of $240.5 million declined 21% from $303.6 million in the prior year. 1Q26 adjusted operating margin was 15.2% down from 18.2% in the prior year.

•1Q26 adjusted EBITDA of $296.1 million decreased 18% from $360.1 million in the prior year primarily reflecting lower sales and gross profit, partially offset by fixed cost savings. Adjusted EBITDA margin of 18.8% decreased by 270 basis points.
•1Q26 adjusted net income of $106.0 million decreased from adjusted net income of $128.1 million in the prior year. 1Q26 adjusted net income included a $26.5 million impact from the mark-to-market on the equity swap, compared with a $32.3 million negative impact from the mark-to-market on the equity swap in the prior year quarter. 1Q26 adjusted net income margin of 6.7% decreased from 7.7% in the prior year.
•1Q26 adjusted EPS of $0.12 decreased from adjusted EPS of $0.15 in the prior year. 1Q26 adjusted EPS included a negative impact from the equity swap mark-to-market of $0.03, compared with a $0.03 negative impact from equity swap mark-to-market in the prior year quarter.

Operating Cash Flow:
•1Q26 cash from operations totaled $65.2 million, about in line with $67.4 million during the same period in the prior year.
•1Q26 free cash flow of $11.2 million improved from free cash outflow of $7.9 million in the prior year driven by a $2.2 million decrease in operating cash flow and a $21.3 million decrease in capex.

Financial Net Debt:
•Total debt of $4,069.3 million on September 30, 2025 increased from $4,008.4 million on June 30, 2025. This resulted in a total debt to net income ratio of 11.1x.
•Financial net debt of $3,804.7 million on September 30, 2025 increased slightly from $3,751.3 million on June 30, 2025. This resulted in financial leverage of 3.7x, up from 3.5x at the end of the prior quarter.
•The value of Coty's retained 25.8% Wella stake totaled $1,003.0 million at quarter-end.

First Quarter Business Review by Segment*
Prestige
In 1Q26, Prestige net revenue of $1,069.5 million, representing 68% of the Company's total sales, decreased 4% on a reported basis and included a 2% benefit from FX. On a LFL basis, net revenue declined 6% in the quarter. 1Q26 reported net revenue was impacted by the Company’s intervention to rightsize retailer inventory levels with current demand trends in the prestige fragrance category. The Prestige business was also impacted by declines in prestige makeup and skincare sales in the quarter.

In 1Q26, the Prestige segment generated reported operating income of $208.9 million, compared to $241.5 million in the prior year, resulting in reported operating margin of 19.5%, which declined by 220 basis points year-over-year. Adjusted operating income was $239.0 million in 1Q26, down from $279.7 million in the prior year, with an adjusted operating margin of 22.3%, which declined 280 basis points year-over-year. Adjusted EBITDA decreased to $267.6 million from $307.6 million in the prior year quarter resulting in an adjusted EBITDA margin of 25.0%, down 260 basis points year-over-year.

Consumer Beauty
In 1Q26, Consumer Beauty net revenue of $507.7 million, representing 32% of the Company's total sales, decreased by 9% on a reported basis. The quarterly decline in reported net revenue was broad-based across its categories partially offset by a benefit from FX of 2%. Reported and LFL sales were impacted by weakness across most European markets and some trade destocking in mass fragrances.

In 1Q26, the Consumer Beauty segment generated reported operating loss of $7.7 million, compared with reported operating income of $14.0 million in the prior year, with a reported loss margin of 1.5%. 1Q26 adjusted operating income was $1.5 million compared to $23.9 million in the prior year, with an adjusted operating margin of 0.3%, deteriorating from an adjusted operating income margin of 4.3% in the prior year quarter. 1Q26 adjusted EBITDA of $28.5 million decreased from $52.5 million in the prior year, resulting in an adjusted EBITDA margin of 5.6%, down 380 basis points year-over-year.

First Quarter Fiscal 2025 Business Review by Region*
Americas
•In 1Q26, Americas net revenue of $649.6 million decreased 6% on a reported and LFL basis. This decline in both reported and LFL sales was impacted by lower Prestige net revenue primarily due to retailer inventory rightsizing to align with current demand trends, as well as lower Consumer Beauty net revenue in U.S. cosmetics due to the sell-out gap to the category.

EMEA
•In 1Q26, EMEA net revenue of $754.8 million decreased 4% on a reported basis driven by lower reported net revenue in both Consumer Beauty and Prestige partially offset by a 5% benefit from FX. On a LFL basis, EMEA net revenue decreased by 9% in the first quarter. The decline in both reported and LFL sales was driven by lower net revenue in the Consumer Beauty color cosmetics business.

Asia Pacific
•In 1Q26, Asia Pacific net revenue of $172.8 million, decreased 9% on a reported and LFL basis primarily driven by softness across most markets. Importantly, beauty market trends in China are beginning to gradually improve, with fragrances continuing to outperform other beauty categories as penetration continues to increase.

Noteworthy Company Developments

Other noteworthy company developments include:

•On September 30, 2025, Coty announced plans to more closely integrate its Prestige Beauty and Mass Fragrance businesses, refocusing the Company on its heritage and core strengths to drive sustainable, profitable growth and accelerate value creation. In parallel, Coty initiated a comprehensive strategic review of its Consumer Beauty business to unlock its full potential, and appointed Gordon von Bretten as President of Consumer Beauty.
•On October 6, 2025, Coty announced the pricing of $900 million of 5.600% Senior Notes due 2031. Coty used the proceeds from the offering of the Notes, together with cash on hand, to redeem all of Coty’s outstanding 5.000% senior secured notes due 2026 and a portion of Coty’s outstanding 3.875% senior secured notes due 2026.
•On October 31, 2025, Coty issued its first CSRD-compliant sustainability report, reinforcing its commitment to transparency and ESG leadership.

Conference Call
Coty Inc. will issue pre-recorded remarks on November 5, 2025 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on November 6, 2025 beginning at 9:30 AM (ET) / 3:30 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-225-9448 in the U.S. or 1-203-518-9708 internationally (conference passcode number: COTY1Q26).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), the strategic review of the Company’s consumer beauty business, including its mass color cosmetics business and associated brands and the Company’s distinct Brazil business comprised of local Brazilian brands, and any transactions related thereto, use of proceeds from any transaction and the timing and outcome of the strategic review, expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stock repurchases), investments, plans and expectations with respect to licenses and/or portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for growth in certain categories, markets, channels and other white spaces, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with the Company’s forward repurchase contracts and plans for settlement of such contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions (including its recent fixed cost reduction plan), continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans, goals and our ability to achieve sustainability targets), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on its business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations regarding economic recovery in Asia, consumer purchasing trends and the related impact on the Company’s plans for growth in China, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or armed conflict in the Middle East, or due to a change in tariffs or trade policy impacting raw materials) and expectations regarding future service levels and inventory levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its strategic priorities (including leveraging its leadership position and capabilities in global fragrances to fuel strong expansion and continue to grow its footprint and diversification in a limited number of structurally profitable and growing beauty categories and geographic markets at scale), achieve the benefits contemplated by the Company's strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging), and compete effectively in the beauty industry, in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of the equity investment;

•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the Company's strategic partnerships, the strategic review of its consumer beauty business, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the Company’s strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company’s relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of the Company’s strategic partnerships, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the’ business model, revenue, sales force or business of any of the Company’s strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, armed conflict in the Middle East, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or tax regulations in other jurisdictions where the Company operates (including recent and pending implementation of the global minimum corporate tax (part of the “Pillar Two Model Rules”) that may impact the Company's tax liability in the European Union), and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company’s ability to manage the impact of such changes), potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East and any escalation or expansion thereof), the impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from changing tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company’s ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General

Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company’s ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company’s ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2025 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;
•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and
•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.

Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/Adjusted EBITDA excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•Gain or loss on sale and early license termination: The Company has excluded the impact of gain or loss on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities. Also, in connection with our market exit in Russia, we have adjusted for the release of tax charges previously taken related to certain direct incremental impacts of the decision.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").

We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

FIRST QUARTER FISCAL 2026 BY SEGMENT (COTY INC)

	Three Months Ended September 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$1,069.5	$1,114.1	(4%)	(6%)	$208.9	(13%)	20%	$239.0	(15%)	22%
Consumer Beauty	507.7	557.4	(9%)	(11%)	(7.7)	<(100%)	(2)%	1.5	(94%)	0%
Corporate	—	—	N/A	N/A	(16.2)	8%	N/A	—	N/A	N/A
Total	$1,577.2	$1,671.5	(6%)	(8%)	$185.0	(22%)	12%	$240.5	(21%)	15%

(a) Consolidated, Prestige, and Consumer Beauty LFL results for the three months ended September 30, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

	Adjusted EBITDA
	Three Months Ended September 30,
(in millions)	2025	2024
Prestige	$267.6	$307.6
Consumer Beauty	28.5	52.5
Corporate	—	—
Total	$296.1	$360.1

FIRST QUARTER FISCAL 2026 BY REGION

Coty, Inc.

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2025	2024	Reported Basis	LFL(a)
Americas	$649.6	$693.5	(6)%	(6)%
EMEA	754.8	787.8	(4)%	(9)%
Asia Pacific	172.8	190.2	(9)%	(9)%
Total	$1,577.2	$1,671.5	(6)%	(8)%
(a) Americas LFL results for the three months ended September 30, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
(in millions, except per share data)	2025	2024
Net revenues	$1,577.2	$1,671.5
Cost of sales	560.4	576.9
as % of Net revenues	35.5%	34.5%
Gross profit	1,016.8	1,094.6
Gross margin	64.5%	65.5%

Selling, general and administrative expenses	793.5	808.0
as % of Net revenues	50.3%	48.3%
Amortization expense	39.3	48.1
Restructuring costs	(1.0)	0.7
Operating income	185.0	237.8
as % of Net revenues	11.7%	14.2%
Interest expense, net	46.6	61.8
Other expense, net	31.3	43.3
Income before income taxes	107.1	132.7
as % of Net revenues	6.8%	7.9%
Provision for income taxes	33.1	42.0
Net income	74.0	90.7
as % of Net revenues	4.7%	5.4%
Net income attributable to noncontrolling interests	2.1	2.1
Net income attributable to redeemable noncontrolling interests	4.0	5.7
Net income attributable to Coty Inc.	$67.9	$82.9
Amounts attributable to Coty Inc.
Net income	$67.9	$82.9
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)
Net income attributable to common stockholders	$64.6	$79.6

Earnings per common share:
Basic for Coty Inc.	$0.07	$0.09
Diluted for Coty Inc.(a)	$0.07	$0.09
Weighted-average common shares outstanding:
Basic	872.8	867.9
Diluted(a)(b)	876.3	875.3

Depreciation - Coty Inc.	$55.6	$56.5
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, RSUs and PRSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $26.5 and $24.6, respectively, if dilutive, for the three months ended September 30, 2025 and 2024 on net income applicable to common stockholders during the period.
(b)For the three months ended September 30, 2025 and 2024, outstanding stock options with rights to purchase 3.4 million and 3.5 million shares of Common Stock were anti-dilutive and excluded from the computation of diluted EPS. Series A Preferred Stock had no dilutive effect, as the exchange right expired on March 27, 2024.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,577.2	$—	$1,577.2
Gross profit	1,016.8	—	1,016.8
Gross margin	64.5%		64.5%
Operating income	185.0	55.5	240.5
as % of Net revenues	11.7%		15.2%
Net income attributable to common stockholders	64.6	41.4	106.0
as % of Net revenues	4.1%		6.7%
Adjusted EBITDA			296.1
as % of Net revenues			18.8%

EPS (diluted)	$0.07		$0.12

Adjusted diluted EPS includes $0.03 hurt related to the net impact of the Total Return Swaps in the three months ended September 30, 2025.

	Three Months Ended September 30, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,671.5	$—	$1,671.5
Gross profit	1,094.6	—	1,094.6
Gross margin	65.5%		65.5%
Operating income	237.8	65.8	303.6
as % of Net revenues	14.2%		18.2%
Net income attributable to common stockholders	79.6	48.5	128.1
as % of Net revenues	4.8%		7.7%
Adjusted EBITDA			360.1
as % of Net revenues			21.5%

EPS (diluted)	$0.09		$0.15
Adjusted diluted EPS includes $0.03 hurt related to the net impact of the Total Return Swaps in the three months ended September 30, 2024.

(a) See “Reconciliation of Reported Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended September 30,
(in millions)	2025	2024	Change
Net income	$74.0	$90.7	(18%)
Net income margin	4.7%	5.4%
Provision for income taxes	33.1	42.0	(21%)
Income before income taxes	$107.1	$132.7	(19%)
Interest expense, net	46.6	61.8	(25%)
Other expense, net	31.3	43.3	(28%)
Reported Operating income	$185.0	237.8	(22%)
Reported operating income margin	11.7%	14.2%
Amortization expense	39.3	48.1	(18%)
Restructuring and other business realignment costs	1.7	0.7	>100%
Stock-based compensation	14.5	17.0	(15%)
Total adjustments to reported operating income	55.5	65.8	(16%)
Adjusted Operating income	$240.5	$303.6	(21%)
Adjusted operating income margin	15.2%	18.2%
Adjusted depreciation	55.6	56.5	(2%)
Adjusted EBITDA	$296.1	$360.1	(18%)
Adjusted EBITDA margin	18.8%	21.5%

RECONCILIATIONS OF SEGMENT REPORTED OPERATING INCOME (LOSS) TO SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended September 30,
(in millions)	2025	2024	Change %
Reported operating income	$208.9	$241.5	(13)%
Reported operating income margin	19.5%	21.7%
Amortization expense	30.1	38.2	(21%)
Total adjustments to reported operating income	30.1	38.2	(21%)
Adjusted operating income	$239.0	279.7	(15%)
Adjusted operating income margin	22.3%	25.1%
Adjusted depreciation	28.6	27.9	3%
Adjusted EBITDA	$267.6	307.6	(13%)
Adjusted EBITDA margin	25.0%	27.6%

OPERATING (LOSS) INCOME, ADJUSTED OPERATING (LOSS) INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended September 30,
(in millions)	2025	2024	Change %
Reported operating (loss) income	$(7.7)	$14.0	<(100%)
Reported operating (loss) income margin	(1.5)%	2.5%
Amortization expense	9.2	9.9	(7%)
Total adjustments to reported operating income	9.2	9.9	(7%)
Adjusted operating income	$1.5	23.9	(94%)
Adjusted operating income margin	0.3%	4.3%
Adjusted depreciation	27.0	28.6	(6%)
Adjusted EBITDA	$28.5	52.5	(46%)
Adjusted EBITDA margin	5.6%	9.4%
OPERATING LOSS, ADJUSTED OPERATING LOSS AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended September 30,
(in millions)	2025	2024	Change %
Reported operating loss	$(16.2)	$(17.7)	8%
Reported operating loss margin	N/A	N/A
Restructuring and other business realignment costs	1.7	0.7	>100%
Stock-based compensation	14.5	17.0	(15%)
Total adjustments to reported operating income	16.2	17.7	(8%)
Adjusted operating loss	$—	$—	N/A
Adjusted operating loss margin	N/A	N/A
Adjusted depreciation	—	—	N/A
Adjusted EBITDA	$—	$—	N/A
Adjusted EBITDA margin	N/A	N/A

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes	$107.1	$33.1	30.9%	$132.7	$42.0	31.7%
Adjustments to Reported Operating Income (a)	55.5			65.8
Change in fair value of investment in Wella Company (c)	(1.0)			—
Other adjustments (d)	—			(0.3)
Total Adjustments (b)	54.5	11.4		65.5	15.3
Adjusted Income before income taxes	$161.6	$44.5	27.5%	$198.2	$57.3	28.9%

The adjusted effective tax rate was 27.5% for the three months ended September 30, 2025 compared to 28.9% for the three months ended September 30, 2024. The difference is primarily due to the loss on forward repurchase contracts having a higher proportional impact in the prior period.

(a) See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA for Coty Inc.
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(d) For the three months ended September 30, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended September 30,
(in millions)	2025	2024	Change
Net income attributable to Coty Inc.	$67.9	$82.9	(18%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%
Reported Net income attributable to common stockholders	$64.6	$79.6	(19%)
% of Net revenues	4.1%	4.8%
Adjustments to Reported Operating income (a)	55.5	65.8	(16%)
Change in fair value of investment in Wella Company (d)	(1.0)	—	N/A
Adjustments to other expense (e)	—	(0.3)	100%
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	—%
Change in tax provision due to adjustments to Reported Net (loss) income attributable to Coty Inc.	(11.4)	(15.3)	25%
Adjusted Net (loss) income attributable to Coty Inc.	$106.0	$128.1	(17%)
% of Net revenues	6.7%	7.7%

Per Share Data
Adjusted weighted-average common shares
Basic	872.8	867.9
Diluted (c)(f)	876.3	899.0
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.12	$0.15
Diluted (c)	$0.12	$0.15

 Adjusted diluted EPS includes $0.03 hurt related to the net impact of the Total Return Swaps in the three months ended September 30, 2025. Adjusted diluted EPS includes $0.03 hurt related to the net impact of the Total Return Swaps in the three months ended September 30, 2024, respectively.

(a)See a description of adjustments under “Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the Convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses for contracts with the option to settle in shares or cash of $26.5 and $24.6, respectively, if dilutive, for the three months ended September 30, 2025 and 2024 on net income applicable to common stockholders during the period.
(d)The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended September 30, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.
(f)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended September 30, 2025 and 2024, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses for contracts with the option to settle in shares or cash of $26.5 and $24.6, respectively. For the three months ended September 30, 2025, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3. For the three months ended September 30, 2024, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 was required

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended September 30,
(in millions)	2025	2024
Net cash provided by operating activities	$65.2	$67.4
Capital expenditures	(54.0)	(75.3)
Free cash flow	$11.2	$(7.9)
RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT

COTY INC.	As of
(in millions)	September 30, 2025
Total debt[1]	$4,069.3
Less: Cash and cash equivalents	264.6
Financial Net debt	$3,804.7

1 Total debt is derived from footnote 9 from the Form 10-Q for the quarter-ended September 30, 2025 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt)

RECONCILIATION OF TTM(a) NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

					Twelve months ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	September 30, 2025
(in millions)
Net income (loss)	$30.6	$(402.2)	$(69.3)	$74.0	$(366.9)
(Benefit) Provision for income taxes on continuing operations	$26.0	$(58.4)	$(4.2)	$33.1	$(3.5)
(Loss) Income before income taxes	$56.6	$(460.6)	$(73.5)	$107.1	$(370.4)
Interest expense, net	$54.4	$47.9	$50.1	$46.6	$199.0
Other expense, net	$157.2	$132.3	$38.9	$31.3	$359.7
Reported operating income (loss)	$268.2	$(280.4)	$15.5	$185.0	$188.3
Amortization expense	$47.3	$45.9	$45.6	$39.3	$178.1
Restructuring and other business realignment costs	$2.7	$87.2	$1.2	$1.7	$92.8
Stock-based compensation	$15.5	$12.1	$5.4	$14.5	$47.5
Asset impairment charges	$—	$212.8	$—	$—	$212.8
Early license termination and market exit costs	$—	$70.3	$—	$—	$70.3
Total adjustments to reported operating loss	$65.5	$428.3	$52.2	$55.5	$601.5
Adjusted operating income	$333.7	$147.9	$67.7	$240.5	$789.8
Add: Adjusted depreciation(b)	$57.0	$56.3	$59.0	$55.6	$227.9
Adjusted EBITDA	$390.7	$204.2	$126.7	$296.1	$1,017.7
(a)Trailing twelve months (TTM) net income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended September 30, 2025, June 30, 2025, March 31, 2025, and December 31, 2024.
(b)Adjusted depreciation for the twelve months ended September 30, 2025 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET INCOME TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$4,069.3	$3,804.7
Denominator	TTM Net loss(b)	$(366.9)	11.1	N/R(d)
	TTM Adjusted EBITDA(a)	$1,017.7	N/R(d)	3.7
(a)TTM Adjusted EBITDA for the twelve months ended September 30, 2025 represents the summation of Adjusted EBITDA for each of the quarters ended September 30, 2025, June 30, 2025, March 31, 2025, and December 31, 2024. For a reconciliation of adjusted operating income to operating income for Coty Inc. for each of those periods, see the table entitled "Reconciliation of TTM of Net Income to Adjusted Operating Income to Adjusted EBITDA" for each of those periods.
(b)TTM net (loss) for the twelve months ended September 30, 2025 represents the summation of net income (loss) for each of the quarters ended September 30, 2025, June 30, 2025, March 31, 2025, and December 31, 2024.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of September 30, 2025. See table titled "Reconciliation of Total Debt to Financial Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2025 vs. Three Months Ended September 30, 2024 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	(4)%	(6)%	—%	(6)%
Consumer Beauty	(9)%	(11)%	—%	(11)%
Total Continuing Operations	(6)%	(8)%	—%	(8)%

(a)There are no acquisitions, divestitures, early license terminations or market exits that would impact the comparability of financial results presented above.
(b)Consolidated, Prestige, and Consumer Beauty LFL results for the three months ended September 30, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2025	June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$264.6	$257.1
Restricted cash	8.5	13.3
Trade receivables, net	755.1	526.4
Inventories	807.5	794.5
Prepaid expenses and other current assets	338.0	362.0
Total current assets	2,173.7	1,953.3
Property and equipment, net	679.1	709.2
Goodwill	4,073.1	4,062.2
Other intangible assets, net	3,176.7	3,214.8
Equity investment	1,003.0	1,002.0
Operating lease right-of-use assets	253.6	265.7
Other noncurrent assets	699.3	700.5
TOTAL ASSETS	$12,058.5	$11,907.7

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,900.5	$1,890.0
Short-term debt and current portion of long-term debt	2.7	3.5
Other current liabilities	643.6	644.8
Total current liabilities	2,546.8	2,538.3
Long-term debt, net	4,021.9	3,955.5
Long-term operating lease liabilities	209.0	221.8
Other noncurrent liabilities	1,225.3	1,236.5
TOTAL LIABILITIES	8,003.0	7,952.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	91.4	94.2
Total Coty Inc. stockholders’ equity	3,643.4	3,542.7
Noncontrolling interests	178.3	176.3
Total equity	3,821.7	3,719.0
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$12,058.5	$11,907.7

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74.0	$90.7

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94.9	104.6
Non-cash lease expense	15.8	15.6
Deferred income taxes	14.6	19.1
Provision for bad debts	4.2	2.7
Provision for pension and other post-employment benefits	2.8	2.7
Share-based compensation	14.5	17.0
Other	29.7	59.2
Change in operating assets and liabilities:
Trade receivables	(230.2)	(251.6)
Inventories	(11.0)	2.5
Prepaid expenses and other current assets	24.7	2.1
Accounts payable and accrued expenses	35.3	(29.0)
Other current liabilities	30.3	28.9
Operating lease liabilities	(15.6)	(13.6)
Other assets and liabilities, net	(18.8)	16.5
Net cash provided by operating activities	65.2	67.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(54.0)	(75.3)
Proceeds from sale of other long-lived assets	0.2	—
Payment for acquisition of license agreement	—	(2.0)
Net cash used in investing activities	(53.8)	(77.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan facilities	536.7	319.4
Repayments of revolving loan facilities	(475.3)	(322.6)
Dividend payments on Class B Preferred Stock	(3.3)	(3.3)
Net (payments of) proceeds from foreign currency contracts	(2.6)	5.4
Payments related to forward repurchase contracts	(58.1)	(6.7)
Distribution to noncontrolling interests	(3.7)	—
Payment of deferred financing fees	—	(2.0)
All other	(1.3)	(0.6)
Net cash used in financing activities	(7.6)	(10.4)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1.1)	7.2
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2.7	(13.1)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	270.4	320.6
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$273.1	$307.5